                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

Check the appropriate box:

 / / Preliminary Proxy Statement    / / Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
 /X/ Definitive Revised Proxy Statement

 / / Definitive Additional Materials

 / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             NASHVILLE SUPER 8, LTD.
                             -----------------------

                (Name of Registrant as Specified In Its Charter)


                             NASHVILLE SUPER 8, LTD.
                             -----------------------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1) Title of each class of securities to which transaction applies:
       Limited Partnership Interests

       (2) Aggregate number of securities to which transaction applies: 5900

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       (4) Proposed maximum aggregate value of transaction:

       (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

       / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1) Amount Previously Paid:

       (2) Form, Schedule or Registration Statement No.:

       (3) Filing Party:

       (4) Date Filed:

Notes:

                              GHG HOSPITALITY, INC.
                                 1466 9TH AVENUE
                           SAN DIEGO, CALIFORNIA 92101

                                 October 17, 1998


Dear Limited Partners:

Nashville Super 8, Ltd., a California Limited Partnership, formerly Motels of America Series XI, a California Limited Partnership (the Partnership) was formed on September 24, 1988 pursuant to the California Revised Uniform Limited Partnership Act. The Partnership was organized to acquire and develop a parcel of land in the Nashville area of Tennessee and build and operate thereon a 106-room Super 8 motel as a franchise of Super 8 Motels, Inc. The land was initially acquired from a nonaffiliated party by Motels of America, Inc. (MOA) and transferred to the Partnership February 9, 1989.

The motel was opened for business in December 1988 under a twenty-year franchise agreement with Super 8 Motels, Inc. under which the franchisor was to provide the Partnership with consultation in the areas of design, construction, and operation of the motel. Since January 1, 1990, the motel has been operated pursuant to a management agreement with the general partner, GHG Hospitality, Inc., formerly Grosvenor Hospitality Group, Inc. ("GHG" or the "General Partner").

Although no required date was specified, it was initially anticipated the Partnership would consider selling or refinancing the motel after operating it for a period of approximately six to ten years. The motel is nearing its tenth year of operations. In early 1998, GHG informally surveyed a number of Limited Partners concerning what course of action they would like to pursue with respect to the Property. A clear majority of those polled indicated a desire to sell the Property. The Limited Partners polled represented a small sample of the Limited Partners. The majority of the Limited Partners were not contacted. In early 1998 the Partnership listed the Property for sale with a broker specializing in hotel properties.

On July 7, 1998 the Partnership entered into a Hotel Purchase and Sale Agreement with Escrow Instructions with Welcome Hospitality, LLC ("Welcome") whereby Welcome was to purchase the motel from the Partnership for $3,300,000 plus assumption of certain contractual obligations. The purchase price was to be payable in cash and by assignment of the contractual obligations at closing. The purchase price was subject to adjustment to reflect certain prorations as of the closing date. Welcome terminated the agreement without penalty during the period allowed under the agreement for its examination of the Property. The General Partner was advised the decision to terminate was primarily due to the decline in occupancy experienced over the 1998 summer months.

On August 14, 1998, the Partnership entered into a Hotel Purchase and Sale Agreement With Escrow Instructions ("Purchase Agreement") with AM & PS, LLC, a Tennessee Limited Liability Company ("Purchaser") whereby Purchaser will purchase the motel from the Partnership for a price of $2,900,000, plus assumption of certain obligations ("Purchase Price") The Purchase Price is payable in cash and by assignment of the contractual obligations at closing. The Purchase price is subject to adjustment to reflect certain prorations as of the Closing Date set forth in the Purchase Agreement.

SALE OF THE MOTEL REQUIRES THE CONSENT OF HOLDERS OF A MAJORITY OF THE PARTNERSHIP'S 3,975 LIMITED PARTNERSHIP INTERESTS AND YOUR APPROVAL IS VERY IMPORTANT. Votes will be counted at the close of business at 5:00 p.m. California time on November 10, 1998. Please return your consent card as soon as possible before November 10, 1998. The Partnership Agreement provides a failure to return a consent card has the same effect as a "Yes" vote. However, the General Partner believes it is important to receive as many consent cards as possible with respect to such an important decision.

Following sale of the motel property, GHG intends to cause the Partnership to pay cash distributions to the Partners from the net sales proceeds after paying all expenses and liabilities of the Partnership and to establish a reserve account in the presently anticipated approximate amount of $300,000 to cover remaining liabilities, and unexpected claims. Any amount remaining in the reserve account will be distributed to the Partners at such time as GHG determines all contingent liabilities have been either discharged or provided for, whereupon GHG intends to cause the Partnership to be dissolved. Overall, the sale of the motel is anticipated to result in liquidating distributions of approximately $2,289,400, or approximately $575.95 per Limited Partnership Interest. For further information, see the discussion under "THE PLAN--Use of Proceeds From Property Sale, Distributions to Limited Partners Per Interest, and Results of Partnership on Liquidation" in the enclosed Solicitation Statement.

GHG believes the sale of the Property at this time would be in the best interests of the Limited Partners and recommends you complete and return the consent card. GHG bases its recommendation on, among other things, the following factors:

       - The proposed sale will result in sale of the motel within the originally anticipated six-to-ten-year holding period.

       - Market conditions are such that GHG believes the proposed sale of the motel will be at as high a price as would be likely within the near future, considering current mortgage interest rates and prevailing conditions within the Nashville motel market.

       - The motel has experienced a decline in occupancy, revenue and net operating income during the current year which GHG believes may continue in the near future, further reducing the value and marketability of the motel.

       - By selling the motel now, the Partnership will eliminate the risks inherent in the ownership of real property, including, among other things, the decline in value that could occur as a result of rising interest rates, increasing real estate investor expectations and continued changes in competition factors in local motel markets.

       - The sale of the motel will provide liquidity to the Limited Partners. At present, there is no established public trading market for the Limited Partnership Interests, and liquidity has been limited.

       - In the opinion of GHG, the motel is presently in good repair, and it is advantageous to sell it before aging, obsolescence and wear in the ordinary course of business occurs, thereby requiring more substantial cash expenditures for repairs and refurbishment.

Among the disadvantages which would result to holders of Limited Partnership Interests from the sale of the motel are the following:

       - The motel has experienced a decrease in occupancy and room rates this year, as compared to prior years. GHG has identified the closing of Opryland amusement park last year and recent adverse weather conditions as significant contributors to this trend. In the event recent decreases in occupancy and room rates prove to be temporary, benefit from potential increase in value that may result from improved occupancy and room rates.

       - The Partnership will not benefit from other possible future improvements in economic and market conditions, which could produce increased cash flow and enhance the sales price of the motel. Future development of the area surrounding the motel or improvement in the area's general economy could cause the value of the motel to increase substantially in the future. For example, the property on which the former Opryland amusement park operated is the intended site for a regional shopping center. The developer of this shopping center considers its properties to include an entertainment element which makes its centers a tourist draw, as well as a local and regional draw for shoppers.

       - It is not anticipated that, upon receipt of the final liquidating distributions, the Limited Partners will have received aggregate distributions from the sale of the Partnership Property which will equal the amounts originally invested in the Partnership, plus the cumulative 8% return set forth in the Partnership Agreement.

It should be noted that sale of the motel will eliminate any future liability of the General Partner for Partnership liabilities and risks to the Partnership which could arise from continued operation of the Partnership. The General Partner will receive no fees in connection with the sale of the Property or the termination and liquidation of the Partnership. It is not anticipated the General Partner will receive any distributions from the proceeds of the sale under the distribution provisions of the Partnership Agreement. The sale of the motel will result in elimination of the management fees and operating distributions which GHG presently receives.

The sale of the motel will result in the termination and liquidation of the Partnership, which is an action that must be approved by the Limited Partners. Accordingly, GHG is soliciting the written consent of each Limited Partner to both elements of the Plan, which are more fully described in the enclosed Solicitation Statement. Under the Partnership Agreement and California law, Limited Partners do not have rights of appraisal or similar rights if the sale is approved.

YOU ARE URGED TO READ CAREFULLY THE SOLICITATION STATEMENT IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE PROPOSED SALE. If you have any questions, please feel free to contact Stephen D. Burchett at (619) 699-6100.

                              Very truly yours,

                              GHG HOSPITALITY, INC.
                              General Partner


                               By:   /s/ Stephen D. Burchett
                                     -------------------------------------
                                     Stephen D. Burchett
                                     Vice President and General Counsel

                             NASHVILLE SUPER 8, LTD.
                                 1466 9th Avenue
                               San Diego, CA 92101

                         NOTICE OF CONSENT SOLICITATION

To the holders of Limited Partnership Interests of Nashville Super 8, Ltd.:

NOTICE IS HEREBY GIVEN to the holders (the "Limited Partners") of the limited partnership interests (the "Interests"), Nashville Super 8, Ltd., a California limited partnership (the "Partnership"), that GHG Hospitality Inc. (the "General Partner") on behalf of the Partnership is soliciting the written consents of the Limited Partners (the "Consents") to approve a plan of action (the "Plan") which includes (i) sale of substantially all of the assets of the Partnership on the terms and conditions described in the enclosed Solicitation Statement and (ii) the complete termination and liquidation of the Partnership, resulting in cash distributions to the Limited Partners, all as more fully described in the accompanying Solicitation Statement. The Plan is comprised of two (2) proposals, each of which must be approved by Limited Partners holding a majority of the Interests. Limited Partners may indicate approval, disapproval or abstention with respect to each of the two elements of the Plan. However, the Plan will not be implemented unless Limited Partners holding a majority of the Interests approve each element.

Only Limited Partners of record at the close of business on September 1, 1998 are entitled to notice of the solicitation of Consents and to give their consent to the Plan. In order to be valid, all Consents must be received before November 10, 1998 unless such date or time is extended, in the sole discretion of the General Partner by notice to all Limited Partners. The Limited Partners' approval of the Plan is intended to be obtained through the solicitation of written Consents, and no meeting of Limited Partners will be held. GHG will act as the agent of the Partnership in soliciting and counting Consents. A Consent may be revoked by written notice of revocation or by a later dated instrument containing different instructions received by GHG at any time on or before the expiration of the time by which the Consent card must be received.

YOUR APPROVAL IS IMPORTANT. PLEASE READ THE SOLICITATION STATEMENT CAREFULLY AND THEN COMPLETE, SIGN AND DATE THE ENCLOSED CONSENT CARD AND RETURN IT IN THE SELF-ADDRESSED PREPAID ENVELOPE. Any Consent card which is signed and does not specifically disapprove the Plan or abstain will be treated as approving the `Plan. Although the Partnership Agreement provides a failure to return a Consent card has the same effect as "Yes" vote, GHG believes it is important to receive as many Consent cards as possible with respect to such an important decision. Your prompt response will be appreciated.

Dated:   October 17, 1998                GHG HOSPITALITY, INC.
                                         General Partner


                                         By:  /s/ Stephen D. Burchett
                                              ----------------------------------
                                              Stephen D. Burchett
                                              Vice President and General Counsel

                             NASHVILLE SUPER 8, LTD.
                                 1466 9th Avenue
                               San Diego, CA 92101


                   STATEMENT FURNISHED IN CONNECTION WITH THE
                            SOLICITATION OF CONSENTS

INTRODUCTION

This Statement Furnished in Connection with the Solicitation of Consents ("Solicitation Statement") is furnished to the holders ("Limited Partners") of limited partnership interests (the "Interests") in Nashville Super 8, Ltd., a California limited partnership (the "Partnership"). The Solicitation Statement is furnished to the Limited Partners in connection with the solicitation of written consents ("Consent(s)") on behalf of the Partnership by GHG Hospitality, Inc. ("GHG"), the general partner of the Partnership, to approve (i) the sale of substantially all of the assets of the Partnership (the "Sale") and (ii) the subsequent termination and liquidation of the Partnership pursuant to the terms of the Partnership Agreement (the "Plan of Liquidation"), all as more fully described under "THE PLAN." Approval by Limited Partners of each of the Sale and the Plan of Liquidation (collectively, the "Plan") is required to implement the Plan. If approved and consummated, the Plan will result in the sale of substantially all of the Partnership's assets, the termination of the Partnership's business and the distribution of the net sales proceeds and any other remaining Partnership assets to the Limited Partners of the Partnership, after payment of all liabilities and expenses and creation of reasonable reserves. Under the Partnership Agreement and California law, Limited Partners do not have appraisal or similar rights if the Plan is approved. See "NO APPRAISAL RIGHTS."

                  THIS SOLICITATION STATEMENT HAS BEEN PREPARED
           AND IS BEING FURNISHED BY GHG ON BEHALF OF THE PARTNERSHIP.

GHG does not intend to call a meeting of the Limited Partners in connection with this solicitation of Consents. If the Plan is approved, there will be no further meetings of the Partners. Approval or disapproval by a Limited Partner of the Plan is to be indicated by marking and signing the enclosed form of Limited Partner Consent and returning it to GHG in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. The enclosed form of Consent permits a Limited Partner to indicate approval, disapproval or abstention with respect to each element of the Plan. However, the Plan will not be implemented unless Limited Partners holding a majority of the outstanding Interests approve both elements.

Consents of the Limited Partners to the Plan will be solicited until the earlier to occur of: (i) receipt by the General Partner of the consent of a majority of the Interests; or (ii) November 10, 1998 subject to extension in GHG's sole discretion, by notice to all Limited Partners.

The close of business on September 1, 1998 (the "Record Date") has been fixed by GHG for determining the Limited Partners entitled to notice of the solicitation of Consents and to consent to the Plan. On the Record Date, there were 3,975 outstanding Interests entitled to vote on the Plan held by approximately 525 Limited Partners. This Solicitation Statement and the enclosed form of Consent are anticipated to be mailed to Limited Partners on or about October 22, 1998.

Limited Partners will be notified as soon as possible as to the results of this solicitation.

Pursuant to the Partnership Agreement, the Consent of Limited Partners holding a majority of the outstanding Interests is required to approve the sale of properties representing all or substantially all of the Partnership's assets and the termination of the Partnership. Under California law and the Partnership Agreement, any matter upon which the Limited Partners are entitled to act may be submitted for a vote by written Consent without a meeting. Any Consent given pursuant to this solicitation may be revoked by the person giving it at any time before November 10, 1998 unless such date or time is extended, by sending a written notice of revocation or a later dated Consent containing different instructions to GHG before such date. Any written notice of revocation or subsequent Consent should be sent to GHG.

In addition to solicitation by use of the mails, officers, directors, employees and agents of GHG and its affiliates may solicit Consents in person or by telephone, facsimile or other means of communication. Any such directors, officers and employees will not receive additional compensation for such services but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements have been made with custodians, nominees and fiduciaries for the forwarding of Consent solicitation materials to beneficial owners of Interests held of record by such custodians, nominees and fiduciaries, and the Partnership will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. All costs and expenses of this solicitation of Consents, including the costs of preparing and mailing this Solicitation Statement, will be paid by the Partnership. The Partnership will not seek a separate Consent of the Limited Partners for such reimbursement. The aggregate expenses to be incurred relating to this solicitation are estimated to be approximately $20,000.

GHG recommends Limited Partners consent to the Plan. See "SPECIAL
FACTORS--Fairness of the Plan; Recommendation of GHG."

THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                     SUMMARY

The following is a summary of certain information contained elsewhere in this Solicitation Statement. This Summary does not purport to be complete and is qualified in its entirety by The more detailed information contained in this Solicitation Statement and the exhibits hereto. Unless otherwise specifically provided, terms used in this Summary have the respective meanings ascribed to them elsewhere in this Solicitation Statement or, if not defined herein, in the Partnership Agreement. Limited Partners are urged to read this Solicitation Statement and the exhibits in their entirety.

THE PARTNERSHIP

Nashville Super 8, Ltd..........    The Partnership is a California limited
                                    partnership which owns the real property
                                    (the "Property") consisting of the motel
                                    known as Super 8 Motel located at 720 Royal
                                    Parkway, Nashville, Tennessee together with
                                    a motel building consisting of 106 guest
                                    rooms and related improvements. GHG is the
                                    General Partner of the Partnership. The
                                    offices of the Partnership are located at
                                    1466 9th Avenue, San Diego, California 92101
                                    and its telephone number is (619) 699-6100.

ACTION BY WRITTEN CONSENT

Purpose of the Solicitation.....    Consents are being solicited by GHG to
                                    approve the Sale of the Property which
                                    comprises substantially all of the assets of
                                    the Partnership, and which will be sold to
                                    an unaffiliated third party, AM & PS, LLC
                                    for $ 2,900,000 cash plus assumption of
                                    certain liabilities; and (ii) the subsequent
                                    termination and liquidation of the
                                    Partnership and the distribution to the
                                    Limited Partners of the net sales proceeds
                                    and other cash held by the Partnership at
                                    the time of distribution, other than certain
                                    reserve amounts set aside to provide for the
                                    payment of all expenses and other
                                    liabilities of the Partnership (the "Plan of
                                    Liquidation").

Record Date; Interests
  Entitled to Consent.........      Limited Partners of record at the close of
                                    business on September 1, 1998 are entitled
                                    to vote by written Consent. At such date,
                                    there were outstanding 3,975 Interests, each
                                    of which will entitle the record owner
                                    thereof to one vote.

Vote Required..................     The Plan will not be implemented unless
                                    Limited Partners of record holding a
                                    majority of all outstanding Interests
                                    approve each of the elements of the Plan.

Termination of Consent
  Solicitation..................    Consents must be received by November 10,
                                    1998 (unless such date or time is extended,
                                    in the sole discretion of GHG, by notice to
                                    all Limited Partners, permitting further
                                    solicitation of Consents if majority
                                    approval has not been obtained by such
                                    date).


THE PLAN

General.........................    The Plan is two proposals consisting of the
                                    Sale and the Plan of Liquidation.

Background of the Plan..........    See "SPECIAL FACTORS--Background of the
                                    Plan."

Security Ownership and Voting of
  the General Partner...........    As of the Record Date, neither the General
                                    Partner, nor any executive officer or
                                    director of the General Partner, owned
                                    directly or beneficially any Interest other
                                    than its general partner interest.

Consummation of the Sale........    The Sale will be consummated on satisfaction
                                    of the terms and conditions contained in the
                                    Hotel Purchase and Sale Agreement ("Purchase
                                    Agreement") with Escrow Instructions and is
                                    anticipated to close on or before November
                                    11, 1998.

No Appraisal Rights.............    Limited Partners have no appraisal rights in
                                    connection with the Plan. See "NO APPRAISAL
                                    RIGHTS."

Federal Income Tax
  Consequences..................    The Partnership will generate taxable gain
                                    or loss upon its sale of the Property. Such
                                    gain or loss will be allocated to the
                                    partners in accordance with the Partnership
                                    Agreement, and generally will constitute
                                    Section 1231 gain or Section 1231 loss. Any
                                    Section 1231 gains would be eligible for a
                                    reduced tax rate. See "FEDERAL AND STATE
                                    INCOME TAX CONSEQUENCES--Capital Gains Tax."
                                    See "FEDERAL AND STATE INCOME TAX
                                    CONSEQUENCES--Sale of Properties."

                                    Distributions to a Limited Partner generally will not be taxable to the extent the distributions do not exceed the Limited
                                    Partner's adjusted tax basis in the
                                    Interests. The tax basis in the Interests will be reduced by the distributions, and those in excess of the tax basis generally will be treated as capital gain, which will be long-term if the applicable Interests have been held for more than eighteen (18) months. Limited Partners who have remaining tax basis in their Interests after termination of the Partnership generally will have a capital loss. See "FEDERAL AND
                                    STATE INCOME TAX CONSEQUENCES."

Final Distributions and
  Liquidation...................    As promptly as practicable following the
                                    sale of the Property, after payment or
                                    reserving for payment of all costs of the
                                    Sale and this Consent solicitation, the
                                    General Partner will establish a contingency
                                    reserve in the approximate amount of
                                    $300,000 and the balance of the
                                    Partnership's funds will be distributed to
                                    the Limited Partners in accordance with the
                                    Partnership Agreement. Once all known
                                    estimable and reasonably contingent
                                    liabilities have been satisfied, the
                                    Partnership will distribute its remaining
                                    net assets, if any, and terminate. Upon
                                    termination any remainder of the contingency
                                    reserve at the expiration of such period as
                                    the General Partner may determine in its
                                    sole discretion, will be distributed to the
                                    Limited Partners in accordance with the
                                    Partnership Agreement.

                                 SPECIAL FACTORS

   Before consenting to the Plan, Limited Partners should carefully consider certain factors regarding the Plan:

BACKGROUND OF THE PLAN

The Partnership was formed in 1988 with the primary purpose of acquiring, developing, investing in, holding, managing, selling, disposing of and otherwise acting with respect to the Property. The Partnership's investment objectives at formation were to preserve and protect Partnership capital, to provide partially tax-sheltered cash distributions from operations and to provide long-term capital appreciation. In 1989, the Partnership commenced operation of the Property as a motel. See "The Property" below.

Although the Partnership Agreement provides the term of the Partnership will, unless previously terminated, continue until December 31, 2027, the prospectus of the Partnership for its original public offering of Interests stated the Partnership anticipated it would dispose of its Properties within six to 10 years after acquisition.

Following its appointment as general partner in 1990, GHG has periodically evaluated the desirability of sale of the Property. The potential to sell the Property generally has been enhanced by recent improvements in the national real estate investment market. Pension funds, real estate investment trusts and other institutional buyers are now actively seeking new investment properties, as compared to the early 1990's, when these same institutional buyers were fewer and less active. The emergence of securitized mortgage financing and lower mortgage interest rates have also contributed to an improved market for real estate such as the Property, as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at attractive rates. During the early 1990's, the Property also experienced devaluation due to a nationwide slump in real estate values. Although future economic conditions are difficult to predict, GHG believes that it is unlikely that continuing to hold the Property would significantly enhance the Partnership's ultimate realization on sale of the Property, or that the relative economic benefits of continued ownership would justify the risks of such continued ownership.

In contrast to the national market trend, the local motel industry in Nashville has experienced recent declines in occupancy and room rates. GHG believes such declines result from the closing of Opryland amusement park last year and recent adverse weather conditions. Whatever portion of such declines is a result of adverse weather conditions will be temporary. However, any portion of the decline which is attributable to the closing of Opryland will be of indefinite duration. The site of Opryland is the intended location of a regional shopping center, projected by its developer to open in the Spring of 2000. The shopping center is intended to include an entertainment element which its developer believes will become a tourist attraction, as well as a draw to local and regional resident shoppers. If this occurs, or if the general economic conditions in the area improve through additional development or otherwise, cash flow, occupancy rates and the value of the motel may increase following the sale of the motel.

The sale of all or substantially all of the assets of the Partnership requires the approval of Limited Partners holding a majority of the Interests.

The purpose of the Plan, from the Partnership's perspective is to further its investment objective of preserving and protecting capital by returning to the Limited Partners a portion of their capital contributions, in order to eliminate the possibility of further losses. The Sale proceeds will be used to repay all outstanding indebtedness of the Partnership, and establish a contingency reserve in the approximate amount of $300,000 in order to provide for unanticipated contingencies and pay for the costs of terminating and liquidating the Partnership. Upon termination of the Partnership after paying all remaining Partnership liabilities, the remainder of the proceeds of the Sale proceeds and all other Partnership assets shall be distributed to the partners of the Partnership in accordance with the Partnership Agreement.

EFFECTS OF THE PLAN

If the Plan is approved and implemented as proposed, the effects of the Plan will be the sale of substantially all of the Partnership's assets, the termination of the Partnership's business, the winding up of the Partnership's affairs and the distribution to the Limited Partners of the net proceeds of the Sale after payment of liabilities, liquidation expenses and establishment of a contingency reserve of approximately $300,000. Assuming the Property is sold for $ 2,900,000, GHG estimates the Limited Partners will receive an initial cash distribution of approximately $575.95 per Interest upon completion of the Sale of the Property, and anticipates the Limited Partners will receive an additional small distribution upon termination of the Partnership. See "THE PLAN--Anticipated Results of Sale, Use of Proceeds and Cash Distributions." The amount distributed to each Limited Partner generally will not be taxable to the extent the distributions do not exceed the Limited Partner's adjusted tax basis in the Interests. See "FEDERAL AND STATE INCOME TAX CONSEQUENCES."

REASONS FOR THE TIMING OF THE SALE

The decision to proceed with the sale of the Property at this time was based upon GHG's determination that improvement of the national real estate market, and general economic factors, coupled with relatively low interest rates make this a good time to sell. In addition, the recent declines in occupancy and room rates, as well as prices, in the local motel and real estate markets, together with the historical performance of the Property indicated to GHG it was unlikely continued operation of the Property would generate significantly increased distributable cash.

The Partnership has a finite legal existence of 39 years, approximately 10 of which have passed. It was not intended, however, that the Partnership would hold its Property for its full legal term of existence. Although it was not possible at the outset of the Partnership to determine precisely how quickly the investment objectives with respect to the Property would be achieved, the Partnership's Prospectus disclosed an anticipated holding period for the Property of six (6) to ten (10) years.

GHG generally considered the benefits to the Limited Partners that might be derived by holding the Property for an additional period of time. GHG assumed the Property would probably appreciate in value over time and, as a result, the Property might be able to be sold for a greater sale price in the future. GHG weighed these assumptions against the potential risks to investors from a longer holding period, i.e., the risk that competitive market or general economic developments could cause the Property to continue its current decline in value, which could result in a lesser sale price in the future. Weighing all of these factors, GHG concluded that now rather than later was the time to sell the Property.

The Partnership's decision to sell the Property at this time was also influenced by the fact the originally contemplated holding period of six (6) to ten (10) years has nearly passed. The Property was not sold earlier because of uncertain and then adverse economic and market conditions prevailing in the early 1990's.

Another reason for the timing of the Sale from GHG's perspective is the increased competition faced by the Property in the form of decreased tourism and abundant hotels and motels located in the vicinity of the Property.

In July 1997, GHG obtained an independent appraisal of the Property which concluded the then current fair market value of the Property was $3.2 million. In early 1998, GHG conducted an informal sampling of the Limited Partners, wherein a significant majority of those asked indicated they favored selling the Property. Only a small minority of Limited Partners was contacted.

Following the survey in early, 1998, the Partnership entered into an Exclusive Listing Agreement with Hotel Partners, Inc. (the "Broker") to sell the Property. The Broker conducted a thorough analysis of the Property and actively sought out a number of interested potential buyers. The Partnership received several offers to purchase the property.

After review of the offers GHG accepted an offer to purchase the Property for $ 3,300,000 in cash, subject to the approval of the Limited Partners. GHG's decision to accept the offer was influenced both by the fact the offer was

$100,000 more than the July 1997 appraisal, and the fact the offer was the highest received for the property. The Partnership entered into a Hotel Purchase and Sale Agreement With Escrow Instructions on July 7, 1998. Welcome terminated the agreement without penalty during the period allowed under the agreement for its examination of the Property. The General Partner was advised the decision to terminate was primarily due to additional declines in occupancy during Summer 1998 operations.

The Partnership continued negotiations with other potential purchasers following execution of the initial purchase agreement as a means to mitigate the impact on the Partnership in the event the sale failed to close for any reason. Accordingly, on August 14, 1998, the brokers representing the Partnership advised they believed the value of the Property has gone down in recent months and their current estimate of the value of the Property is approximately $2.8 - $2.9 million.

Following termination of the initial purchase transaction, the Partnership sought additional offers for the Property. On August 14, 1998, the Partnership entered into a Hotel Purchase and Sale Agreement With Escrow Instructions with AM & PS, LLC, a Tennessee limited liability company. The purchase price is $2,900,000 plus the assumption of certain liabilities and is subject to the approval of the Limited Partners.

FAIRNESS OF THE PLAN; RECOMMENDATION OF GHG

GHG reasonably believes the Plan is fair to the Limited Partners and recommends approval of the Plan. The most recent appraisal of the Property was obtained approximately one (1) year ago and the sale price is 9.4% lower than such appraisal. No independent evaluation of the fairness of the Plan to Limited Partners has been made. However, GHG believes the purchase price is an accurate reflection of the Property's current market value. In reaching its conclusion to recommend approval of the Plan, GHG considered the following factors:

         (1) the Property has now been held for its originally anticipated holding period, which militates in favor of a sale of the Property at this time;

         (2) increased availability of investor capital, increased purchasing activity and a favorable interest rate environment, which may not continue in the future, also militate in favor of sale;

         (3) declines in occupancies and revenues in the current year, which contribute to realization of a lower sale price for the Property than the most recent appraisal may militate in favor of holding the Property to seek later appreciation, but may also militate in favor of a current sale in order to mitigate the potential for further losses;

         (4) the potential for future operating performance increases and a possible increase in the value of the Property, due to further development activity in the Nashville Airport area might militate in favor of holding the Property, but which also might enhance its current marketability and sales price; alternatively, there can be no assurance further development activity in the area would have any positive impact on either the operation or the value of the Property;

         (5) the currently satisfactory physical condition of the Property and the increasing likelihood there may be a higher need for expenditures for repairs, replacements and improvements to be incurred in the future, which militates in favor of a sale now;

         (6) the presence of competition and the possibility of increased future competition, which suggest a sale now may be advisable;

         (7) the relative illiquidity of the Interests, which militates in favor of sale;

         (8) the historic levels of cash distributions to the Limited Partners which suggest Limited Partners may benefit from recovering their remaining investment now;

         (9) the potential for an increase in the amounts of distributions, which might militate in favor of holding the Property, if such future distributions would represent a rate of return equivalent to that available in other investments; and

         (10) it is anticipated aggregate distributions from the Partnership, including proceeds from the Sale and any eventually remaining contingency reserve will be less than the capital contributions of the Limited Partners, which might militate in favor of holding the Property for additional future appreciation, but which might also militate in favor of a current sale in order to mitigate the potential for additional losses.

VOTE REQUIRED TO APPROVE THE PLAN

Implementation of the Plan requires that GHG receive Consents approving each element of the Plan from Limited Partners of record holding a majority of all outstanding Interests.

OTHER OFFERS

At the time GHG accepted the initial offer to purchase the Property for $ 3,300,000 in cash, it had received several other offers, with purchase prices less than $ 3,300,000. The other offers received included relatively comparable terms, other than the purchase price. Accordingly, GHG believed the offer which was accepted to be the best offer received and was otherwise on relatively beneficial terms.

Following termination of the original purchase agreement, GHG sought additional offers. All other offers or expressions of interest involved purchase prices lower than $2,900,000. Accordingly, GHG believes the offer accepted to be the best offer received following termination of the original purchase transaction.

Notwithstanding the foregoing proposed terms of sale, there can be no assurance the sale will be consummated. In the event Purchaser defaults on its purchase obligations, a liquidated damage clause in the Purchase Agreement limits the Partnership's potential recovery of damages equal to the deposits then held by Escrow Holder ($100,000).

FAILURE TO APPROVE THE PLAN

If the Limited Partners fail to approve the Plan, the Partnership will continue to own the Property. In such event, GHG expects the Partnership will operate the Property for an indefinite period, which over time may entail substantial expenditures for repairs and refurbishment. Consistent with the Partnership Agreement, the General Partner may receive or solicit offers for the sale of the Property as opportunities arise. In any such sale, the Partnership would benefit from any increase in value of the Property over the current value and would suffer a detriment to the extent of any decrease in such value. Failure by the Limited Partners to approve the Plan will not affect their rights under the Partnership Agreement.

                                    THE PLAN

GENERAL

The Plan was developed by and is being proposed by GHG for the written Consent by Limited Partners to each element of the Plan--the Sale and the Plan of Liquidation. See "INTRODUCTION" and "SPECIAL FACTORS--Background of the Plan."

GHG recommends the Limited Partners approve the Plan, which will result in the sale of all of the Partnership's assets, followed by the termination and liquidation of the Partnership. If the Plan is approved, the Property will be sold on the terms set forth below. See "Proposed Sale of Property" below.

PROPOSED SALE OF PROPERTY

Pursuant to the terms and conditions of the Purchase Agreement entered into August 14, 1998, by and between the Partnership and AM & PS, LLC ("Purchaser"), the Partnership has (subject to receiving the requisite Consents of the Limited Partners) agreed to sell the Property to Purchaser. The sale of the Property will be accounted for using the purchase method of accounting. The Purchaser is not affiliated with the Partnership or GHG and the terms of the Purchase Agreement were negotiated at arm's length. The Purchase Agreement contains numerous representations, warranties and conditions common to such transactions.

Assuming receipt of the requisite approval of the Limited Partners by November 10, 1998, the Closing is anticipated to occur on or before November 11, 1998. Because the closing is conditioned upon, among other things, the approval of the Limited Partners, there can be no assurance the proposed sale will occur. If all conditions precedent to the Purchaser's obligation to close are not eventually satisfied or waived, its obligation to purchase the Property will terminate.

THE PROPERTY

The Property consists of a 106 room motel situated on approximately 1.94 acres of land subject owned in fee simple. The Property is located at 720 Royal Parkway, Nashville, Tennessee.

The Property is subject to a security interest securing a loan with a balance of approximately $ 159,263 as of July 31, 1998. The loan terms require monthly payments in the amount of $2,150, including interest at 8% until paid in full.

PURCHASE PRICE

Subject to prorations and adjustments provided in the Purchase Agreement, the purchase price for the Property is $2,900,000.

RESULTS OF OPERATIONS

Net income was $ 27,528 in 1997 and $ 13,563 in 1996. Total revenues were
$ 1,215,655 in 1997 and $ 1,078,565 in 1996. The property operated at an average occupancy of 61.79 in 1997 and 51.81% in 1996. The average daily room rate was $ 49.63 in 1997 and $ 52.50 in 1996.

In 1997, the Partnership incurred costs of $28,716 associated with a proposal to reorganize the Partnership into a real estate investment trust (REIT). The efforts were discontinued when management and the proposed sponsor of the REIT were unable to negotiate mutually acceptable terms and conditions for a reorganization.

LIQUIDATION

As soon as practical following the closing of the Sale, GHG will cause the
Partnership: (i) pay all costs associated with the Sale, including the solicitation of Consents from Limited Partners, if not previously paid; and
(ii) provide a contingency reserve in the approximate amount of $300,000 for the remaining costs of terminating and liquidating the Partnership, as well as potential unforeseen costs and liabilities. This reserve shall be maintained for a period to be determined by GHG in its sole discretion. The remaining assets of the Partnership, and any remainder of the contingency reserve, will be distributed to the Limited Partners upon the termination of the Partnership in the manner set forth in the Partnership Agreement.

Section 17.1.2 of the Partnership Agreement provides the Partnership will terminate and be dissolved upon the vote of a majority in interest of the Limited Partners.

DISTRIBUTIONS AND FEES

As set forth under "Use of Proceeds and Distributions" and based on the assumptions therein stated, GHG currently estimates upon completion of the Sale of the Property, the General Partner will not have received any cash distributions from liquidation and the Limited Partners will have received cash distributions of approximately $2,289,400 in addition to those previously received.

GHG will not receive any fees in connection with the Sale of the Property or the liquidation and dissolution of the Partnership. Upon the Sale, the management fees equal to 6% of gross receipts of the motel, which GHG presently receives, will be eliminated. The Sale will also terminate GHG's ability to receive 10% of all operating distributions, which it is currently receiving. Sale of the Property and liquidation of the Partnership will also eliminate any liability of GHG for future Partnership obligations which might otherwise arise from continued operation of the Partnership.

                       USE OF PROCEEDS FROM PROPERTY SALE

The following is a brief summary of the Partnership's estimated use of the proceeds from the sale of the Property. All of the following selected financial information is based upon amounts as of June 30, 1998 and certain estimates of liabilities at closing. Final results may differ from these estimates. A more detailed discussion of the financial consequences of the sale of the Property is set forth below under the caption "Unaudited Pro Forma Financial Information." All Limited Partners are encouraged to review carefully the unaudited pro forma financial statements.

If the holders of a majority of the Interests approve the proposed Sale of the Property and the Sale is closed, the Partnership will pay all of its indebtedness, set up a contingency reserve and then distribute the remaining net sale proceeds pursuant to the terms of the Partnership Agreement. The estimated uses of the sale proceeds are as follows:

Contract Sales Price ................................................................................   $2,900,000
Costs of Sale .......................................................................................   $ (112,027)
Repayments of Debt ..................................................................................   $ (157,844)
Real Estate Taxes Paid from Escrow...................................................................   $  (40,729)
Establishment of Contingency Reserve.................................................................   $ (300,000)
Cash Initially Available for Distribution by the Partnership from the Sale of the Property...........   $ 2,289,400

         Return of Limited Partners' Initial Capital Not Previously Distributed .....................   $2,289,400
         Partial Distribution of Limited Partners' Priority Return ..................................   $ _______0
         Estimated Residual Proceeds from Sale of Property ..........................................   $ _______0

         Limited Partners' Share of Residual Proceeds from Sale of Property (85%) ...................   $ _______0
         General Partner's Share of Residual Proceeds from Sale of Property (15%) ...................   $ _______0

Total Distribution ..................................................................................   $2,289,400


                 DISTRIBUTIONS TO LIMITED PARTNERS PER INTEREST

Based upon financial information as of June 30, 1998, below is an estimate of all cash distributions that will have been made to Limited Partners after the initial distribution of the estimated proceeds from the Sale of the Property is completed.

Summary of Estimated Cash Distributions to Limited Partners:

         Limited Partners' Share of previous distributions...........................................   $   692,542
         Limited Partners' Share of Proceeds from Sale of the Property ..............................   $ 2,289,400
         Limited Partners' Share of previously undistributed cash from operations ...................   $    44,823

Total Estimated Cash Received by Limited Partners ...................................................   $ 3,026,765

Total Cash Received per $1,000 of Limited Partnership Capital .......................................   $    761.45

The above figures assume the Limited Partners do not receive any final liquidating distribution. Subject to unforeseen contingencies, GHG anticipates there will be a small liquidating distribution to the Limited Partners upon termination of the Partnership.

                                       RESULTS OF PARTNERSHIP ON LIQUIDATION

Based on financial information available as of June 30, 1998, the following table presents the estimated results of the Partnership assuming it has completed the sale of the Property as proposed herein:

Dollar Amount Raised ....................................................................................$3,975,000
Number of Properties Purchased Directly ..........................................................................1
Number of Properties Purchased Indirectly ........................................................................0
Date of Closing of Offering.......................................................................... February 1989
Estimated Date of Sale of Property ....................................................................October 1998

Estimated Distribution Data per $1,000 of Limited Partnership Capital:

         Distributions to Limited Partners from Operations .................................................$185.50
         Estimated Initial Distributions to Limited Partners from the Sale of the Property..................$575.95

Total Distribution..........................................................................................$761.45

The above figures assume the Limited Partners do not receive any final liquidating distribution. Subject to unforeseen contingencies, GHG anticipates there will be a small liquidating distribution to the Limited Partners upon termination of the Partnership.


                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                 THE PARTNERSHIP

The following unaudited pro forma balance sheet assumes that as of October 15, 1998, the Partnership had sold the Property for $2,900,000. Such funds will be used to repay indebtedness and the balance will be distributed to the Partners pursuant to the terms of the Partnership Agreement, which generally will be first, to the Limited Partners in an amount that equals the amount initially contributed to the partnership capital by the Limited Partners plus a cumulative but non-compounded 8% per annum return thereon; with the balance distributed 85 percent to the Limited Partners and 15 percent to the General Partner.

The unaudited pro forma balance sheet should be read in conjunction with the appropriate notes to the unaudited pro forma balance sheet.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF OCTOBER 15, 1998 AND CERTAIN ESTIMATES OF LIABILITIES AT CLOSING FINAL RESULTS MAY DIFFER FROM SUCH INFORMATION.

                         NASHVILLE SUPER 8 MOTEL, LTD.
                       A CALIFORNIA LIMITED PARTNERSHIP
                            PROFORMA BALANCE SHEET
                            AS OF OCTOBER 15, 1998
                                  (UNAUDITED)

                        ASSETS                       OCTOBER 15, 1998


Current Assets:
  Cash                                                   $2,589,400
  Accounts Receivable                                        17,317
                                                         ----------
    Total Current Assets                                  2,606,717
                                                         ----------
Total Assets                                             $2,606,717
                                                         ----------
                                                         ----------

       LIABILITIES AND PARTNERS' CAPITAL ACCOUNTS

Current Liabilities:
  Accounts Payable                                           11,106
  Interco Payable                                             5,937
                                                         ----------
    Total Current Liabilities                                17,043
                                                         ----------
Total Liabilities                                            17,043
                                                         ----------
Partners' Capital Accounts:

General Partners:
  Cumulative net earnings                                    (9,067)
  Cumulative cash distributions                             (76,950)
                                                         ----------
                                                            (86,017)
                                                         ----------
Limited Partners:
  Capital contributions                                   3,449,823
  Cumulative net earnings                                   (81,591)
  Cumulative cash distributions                            (692,541)
                                                         ----------
                                                          2,675,691
                                                         ----------
Total Partners' Capital Accounts                          2,589,674
                                                         ----------
Total Liabilities and Capital                            $2,606,717
                                                         ----------
                                                         ----------

                    FEDERAL AND STATE INCOME TAX CONSEQUENCES

The purpose of the following discussion of the income tax consequences of the proposed transaction is to inform the Limited Partners of the Partnership of the federal and state income tax consequences to the Partnership and to its partners arising from the sale of the Property. The tax information included herein was prepared by the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the Limited Partners of factual information and should not be considered tax advice.

PASSIVE ACTIVITY LOSSES

Application of the passive activity loss limitation may have limited deductible losses in prior years and created passive loss carryovers to the year of sale. The gain on sale will incorporate all prior losses disallowed under the loss limitations that are deductible in the year of sale.

SALE OF PROPERTIES

Any such gain or loss generally will constitute Section 1231 gain or Section 1231 loss (i.e., gains or losses from disposition of real property or depreciable personal property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Limited Partner's share of the gains or losses from the Sale would be combined with any other Section 1231 gains or Section 1231 losses of the Limited Partners for the year. Net Section 1231 gains or net Section 1231 losses generally would be treated as long-term capital gain or ordinary loss, as the case may be. However, a Limited Partner's net Section 1231 gains would be treated as ordinary income rather than capital gain to the extent of his or her net Section 1231 losses, if any, incurred in the five preceding years. Furthermore, in the event that a Property is sold at a gain, the depreciation expense may be recaptured as ordinary income under Section 1245 or Section 1250 of the Code to the extent of the realized gain. In general, under Section 1250, if real property is depreciated on an accelerated basis rather than on a straight-line basis, then the lessor of (i) any gain realized on disposition of the property or (ii) the excess of accelerated depreciation over straight-line depreciation as of the date of Sale will be treated as ordinary income in the year the Property is sold. The Partnership does not expect to have any gain from the Sale of the Property subject to recapture under Section 1250 of the Code. Limited Partners classified as corporations for federal income tax purposes may be required, under Section 291(a) of the Code, to treat 20% of the gain from the sale of a Property attributable to depreciation expense not subject to recapture under Section 1250 as ordinary income instead of Section 1231 gain.

Under Section 702(a)(3) of the Code, a Partnership is required to state separately, and the Partners are required to account separately for, their distributive share of all gains and losses of their Partnership. Accordingly, each Limited Partner's allocable share of the gains or losses from the Sale (including each Limited Partner's allocable share of Section 291(a) gain, Section 1245 gain, Section 1231 gain or Section 1231 loss) will be separately stated and reflected on the applicable Schedule K-1 forms provided to the Limited Partners by the Partnership.

CAPITAL GAINS TAX

With respect to individuals, trusts and estates, the Taxpayer Relief Act of 1997 ("TRA") generally reduces the maximum tax rate on net capital assets held for more than 18 months to 20% and provides a maximum tax rate on net capital gains derived from capital assets held for more than one year and for not more than 18 months ("mid-term gains") of 28%. TRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for longer than 18 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to Limited Partners who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 20% (if such gains are not recharacterized as ordinary income as described above under "Sale of Properties," or are not subject to the special tax rate described in the next paragraph).

Under TRA, individuals, trusts and estates are taxed on unrecaptured Section 1250 gain at a maximum federal income tax rate of 25%. Unrecaptured Section 1250 gain generally equals the excess of: (i) the lesser of the gain realized on disposition of depreciable real property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described above under "Sale of Properties").

Net capital losses of such a Limited Partner can be utilized to offset ordinary income limited to the sum of net capital gains from other sources recognized by the Limited Partner during the tax year, plus $3,000 ($1,500 in the case of a married individual filing a separate return). The excess amount of such net capital loss may be carried forward and utilized in subsequent years subject to the same limitations but may not be carried back to a prior year.

Limited Partners classified as corporations are taxed on capital gains at the same rates as ordinary income. A corporate Limited Partner can deduct capital losses only to the extent of capital gains, with any unused capital losses generally being carried back three years and forward five years.

Because the Property is located in the State of California, Limited Partners who are not resident in California are required to report their allocable gain to California. California law requires the Partnership to withhold a portion of a nonresident partner's distribution and to remit such amounts withheld to the California Franchise Tax Board. The amount withheld will be separately stated on the stub of the distribution check and the General Partner will provide additional documentation of the amount of the withheld California taxes by January 31 following the year of sale. The amount of tax withheld will be treated as a distribution to the Limited Partner. The withheld taxes will be allowed as a credit against any California income tax. Limited Partners may or may not have a tax refund after the filing of the required California tax return.

Limited Partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Property. The withholding rates are 39.6 percent for individual partners and 35 percent for corporate partners. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the Limited Partner.

FINAL PARTNERSHIP RETURNS AND FUTURE TAX ISSUES

Upon the termination of the Partnership, the General Partner, on behalf of the Partnership, will file a final tax return for the Partnership, and on a timely basis will provide Schedule K-1 forms to all Limited Partners setting forth their allocable shares of the Partnership's items of income, gain, loss, deduction and credit. GHG will also have full responsibility and authority for any other tax-related matter arising after the termination of the Partnership, including acting as the "tax matters partner" representing the Partnership in any federal or other audit of returns of the Partnership for its final year or any prior year.

Limited Partners should understand that while the Partnership will be terminated, such termination will not eliminate the possibility that the IRS could challenge the tax treatment of the Partnership's activities for the year of termination or any prior year for which the statute of limitations for making adjustments has not elapsed. If any adjustments are made to the Partnership's income tax return, GHG will so notify the Limited Partners. Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Limited Partners which would be payable from their own funds and would not be reimbursable by the General Partner or the Partnership.


                               NO APPRAISAL RIGHTS

If Limited Partners owning a majority of the Interests on the Record Date vote in favor of the Plan, such approval will bind all Limited Partners. The Partnership Agreement and the California Revised Uniform Limited Partnership Act, under which the Partnership is governed, do not give rights of appraisal or similar rights to Limited Partners who dissent from the vote of the majority in approving or disapproving the Plan. Accordingly, dissenting Limited Partners do not have the right to have their Interests appraised or to have the value of their Interests paid to them if they disapprove of the action of a majority in interest of the Limited Partners.


                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

On the Record Date, there were 3,975 Interests issued and outstanding and entitled to vote on matters upon which Limited Partners may vote or consent. According to publicly available information, and to the best knowledge of GHG, as of the Record Date, no person or entity owned more than 5% of the outstanding Interests. As of the Record Date, neither the General Partner nor any officer or director thereof, owned any Interests.


                              AVAILABLE INFORMATION

This Solicitation Statement does not purport to be a complete description of all agreements and matters relating to the condition of the Partnership, the Property and the transactions described herein. The Partnership will provide without charge to each person, including any beneficial owner, to whom into this Solicitation Statement is delivered the Partnership's Annual Report on SEC Form 10-KSB for the year ended December 31, 1997, and a copy of the Form 10-Q for the quarter ended June 30, 1998. With respect to statements contained in this Solicitation Statement as to the content of any contract or other document filed as an exhibit to the Form 10-K, each such statement is qualified in all respects by reference to such report and the schedules thereto. To make such a request, a Limited Partner must write to GHG, 1466 9th Avenue, San Diego, California 92101.

The following documents previously filed with the Commission, except as superseded or modified herein, are hereby incorporated by reference to this Solicitation Statement: (i) the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997; and (ii) the Partnership's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998. All documents filed by the Partnership with the Securities and Exchange Commission after the date of this Solicitation Statement, but before the Partnership takes action pursuant to this Consent, shall be deemed to be incorporated by reference into this Solicitation Statement. Copies of these documents will be available without charge upon request to GHG, 1466 9th Avenue, San Diego, California 92101. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Solicitation Statement shall be deemed to be modified or superseded for purposes of this Solicitation Statement to the extent that a statement contained in this Solicitation Statement (or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Solicitation Statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Solicitation Statement.

                             NASHVILLE SUPER 8, LTD.
                             CONSENT PURSUANT TO THE
                       SOLICITATION DATED OCTOBER 17, 1998



Proposals:

1. To vote to approve and consent to the purchase of substantially all of the Partnership's properties by AM & PS, LLC and to authorize the General Partner to take all actions reasonably necessary to complete such sale on the terms set forth in the Purchase Agreement referenced in the Solicitation Statement.

                 / / For           / / Against        / / Abstain

2. To vote to dissolve and liquidate the Partnership following the sale of substantially all of the Partnership's properties and distribute the proceeds therefrom to the Partners according to the terms of the Partnership Agreement.

                 / / For           / / Against        / / Abstain

                    (Please date and sign on the other side)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned Limited Partner. If no direction is made, this Proxy will be voted for the Proposals 1 and 2.

Dated:                  , 1998
       -----------------                    ------------------------------------
                                            (Signature of Limited Partner)

                                            ------------------------------------
                                            (Print Name)

                                            ------------------------------------
                                            (Number of Partnership Interests for
                                             which this Consent is given)

Please sign exactly as your name appears on your Subscription Agreement for Limited Partnership Interests. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the shares are owned by a corporation, sign in the full corporate name by the President or other authorized officer. If the shares are owned by a Partnership, sign in the name of the Partnership name by an authorized person. Please mark, sign, date and return the Proxy promptly.